Filed pursuant to Rule 424(b)(7)
Registration No. 333-249556
PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated May 3, 2022)

CuriosityStream Inc.
Primary Offering of
11,504,000 Shares Common Stock
Secondary Offering of
2,500,000 Shares of Common Stock
4,029,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus dated May 3, 2022 (the “Prospectus”) filed with the Securities and Exchange Commission (“SEC”), which forms a part of our registration statement on Form S-3 (No. 333-249556).

The Prospectus and this prospectus supplement relate to the issuance by us of (i) up to 7,475,000 shares of our Common Stock, par value $0.0001 per share (“Common Stock”) issuable upon the exercise of warrants (the “Public Warrants”) originally sold as part of the units in our initial public offering (the “IPO”); (ii) up to 3,676,000 shares of our Common Stock issuable upon the exercise of warrants (the “Private Placement Warrants”) issued to Software Acquisition Holdings LLC in a private placement that closed concurrently with our IPO; and (iii) up to 353,000 shares of our Common Stock issuable upon the exercise of warrants (the “PIPE Warrants” and together with the Public Warrants and the Private Placement Warrants, the “Warrants”) issued to the PIPE Investors (as defined below) in a private placement. Each Warrant entitles the holder thereof to purchase upon exercise one share of our Common Stock for $11.50 per share.
The Prospectus and this prospectus supplement also relate to the resale or distribution from time to time by the selling securityholders named in the Prospectus or in this prospectus supplement or their permitted transferees of up to (i) 2,500,000 shares of our Common Stock issued to certain third-party investors (the “PIPE Investors”) in private placements pursuant to Subscription Agreements entered into on August 10, 2020; (ii) 353,000 PIPE Warrants and (iii) 3,676,000 Private Placement Warrants.

Our Common Stock is traded on The Nasdaq Capital Market (the “NASDAQ”) under the symbol “CURI.” Our Warrants are traded on the NASDAQ under the symbol “CURIW”. On May 21, 2024, the last reported sale price of our Common Stock was $1.05 per share and the last reported sale price of our Warrants was $0.0217 per Warrant.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

See the section entitled “Risk Factors” beginning on page 3 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 23, 2024.

SELLING SECURITYHOLDERS

The following information is provided to update the selling securityholders table in the Prospectus to reflect the transfer of shares of our Common Stock from one selling securityholder, Ooyala Global Inc. (“Ooyala”), to Michael Nikzad. We may amend or supplement this information from time to time in the future to update or change the information with respect to the selling securityholders. No other changes or amendments to the selling securityholder table as set forth in the Prospectus are being made hereby.
The term “selling securityholders” includes the securityholders listed in the table below and their permitted transferees.
The following table provides, as of May 21, 2024, information regarding the beneficial ownership of our Common Stock by the below selling securityholders, and the number of shares of Common Stock that may be sold by each such selling securityholder under this prospectus and that each such selling securityholder will beneficially own after this offering.
Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholders and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.
Except as set forth below, no selling securityholder has held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates. Except as set forth below, none of the selling securityholders have any family relationships with our officers, directors or controlling stockholders.
We may amend or supplement this prospectus from time to time in the future to update or change this selling securityholders list and the securities that may be resold.

Shares of Common Stock

	Beneficial Ownership Before the Offering(2)		Shares to be Sold in Offering		Beneficial Ownership After the Offering
Name of Selling Securityholder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%
Ooyala Global Inc.(3)	50,000	*	50,000	*	---	---
Michael Nikzad(4)	1,094,077	2.0	50,000	*	1,044,077	1.9
____________________________
*       Less than one percent.

(1)	Based on 53,598,489 shares of Common Stock outstanding as of May 3, 2024.
(2)	The number of shares of Common Stock beneficially owned by each selling securityholder assumes that there were no changes in ownership of shares by such selling securityholder prior to the date of this prospectus supplement. Some of these shares may have been sold prior to the date of this prospectus supplement.
(3)	In December 2020, Ooyala Global Inc. transferred 50,000 shares of Common Stock to Michael Nikzad.
(4)	Mr. Nikzad is a member of the Board of Directors of the Company. Mr. Nikzad holds directly (a) 542,677 shares of Common Stock and (b) warrants presently exercisable into 551,400 shares of Common Stock.